          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 6, 1996

                                              Filed pursuant to Rule 424(b)(3)
                                              File No. 333-16987


                            STATE STREET CORPORATION

                          923,072 SHARES COMMON STOCK
                          (par value $1.00 per share)

     This Prospectus Supplement relates to the offer for sale to the public of shares of Common Stock (the "Shares") of State Street Corporation, a Massachusetts corporation ("State Street"), by the Selling Stockholders, as defined in the Prospectus.

     This Prospectus Supplement supplements State Street's Prospectus dated December 6, 1996 and supplements and updates the information on page 6 thereof.

     The Selling Stockholders have advised State Street that they propose to offer the Common Stock offered hereby for sale, from time to time, to purchasers directly, or through brokers in brokerage transactions on the New York Stock Exchange, or to underwriters or dealers in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Brokers, dealers and underwriters that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters under the Securities Act of 1933 as amended, and together with the rules and regulations thereunder (the "Securities Act"), and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of the Common Stock offered hereby by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may be deemed to be underwriters under the Securities Act. The Selling Stockholders will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and any fees and disbursements of more than one counsel to the Selling Stockholders, but State Street will bear all other expenses in connection with the offering made hereunder. State Street has agreed to indemnify the Selling Stockholders and underwriters of the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, in connection with the registration and the offering and sale of the Common Stock offered hereby. See "Plan of Distribution."

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                             --------------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 2, 1997.


                                                                         NUMBER OF
                                                                  SHARES OF COMMON STOCK
                                                                  BENEFICIALLY OWNED AS OF             SHARES REGISTERED
NAME AND ADDRESS OF BENEFICIAL OWNER*                                  NOVEMBER 27, 1996              UNDER THIS PROSPECTUS
------------------------------------                              -------------------------           ---------------------

William M. Mayhall.......................................                305,741/(1)(14)/               305,741/(1)(14)/
   c/o Princeton Financial Systems, Inc
   600 College Road East
   Princeton, NJ  08540
Willam M. Mayhall & U.S. Trust Company...................               281,255/(10)(11)/                    8,000/(10)/
   of New Jersey, Trustees
   Margaret Mayhall Moore Foundation
   c/o U.S. Trust Company of New Jersey
   5 Vaughn Drive, CN-5209
   Princeton, NJ 08543
James V. Mayhall.........................................                    36,464/(2)/                    36,464/(2)/
   c/o Princeton Financial Systems, Inc
   600 College Road East
   Princeton, NJ  08540
Finsen Family Foundation.................................               290,314/(10)(13)/                10,000/(10)(12)/
   c/o Gerald E. Finsen, Jr., President
   16 East Dogwood Court
   Westampton, NJ 08060
Gerald E. Finsen, Jr.....................................                333,450/(3)(15)/               333,450/(3)(15)/
   c/o Princeton Financial Systems, Inc
   600 College Road East
   Princeton, NJ  08540
S. Scott Marsh, III......................................                     10,685/(4)/                     5,339/(5)/
   c/o Princeton Financial Systems, Inc
   600 College Road East
   Princeton, NJ  08540
Michael R. Bruce.........................................                      9,261/(6)/                     3,915/(7)/
   c/o Princeton Financial Systems, Inc
   600 College Road East
   Princeton, NJ  08540
Edison Venture Fund II, L.P..............................                    199,750/(8)/                   199,750/(8)/
   c/o Edison Ventures
   997 Lenox Drive, #3
   Lawrenceville, NJ  08648
Edison Venture Fund II-PA, L.P...........................                     38,413/(9)/                    38,413/(9)/
   c/o Edison Ventures
   997 Lenox Drive, #3
   Lawrenceville, NJ  08648

____________________
*      No Selling Stockholder holds more than 1% of the Common Stock of State
       Street.
/(1)/  Includes 41,386 shares subject to escrow. See "Recent
       Developments."
/(2)/  Includes 4,936 shares subject to escrow.  See "Recent
       Developments."
/(3)/  Includes 45,136 shares subject to escrow.  See "Recent
       Developments."
/(4)/ Includes 723 shares subject to escrow and 5,346 shares issuable pursuant to the exercise of options. See "Recent Developments."
/(5)/  Includes 723 shares subject to escrow.  See "Recent
       Developments."
/(6)/ Includes 530 shares subject to escrow and 5,346 shares issuable pursuant to the exercise of options. See "Recent Developments."
/(7)/  Includes 530 shares subject to escrow.  See "Recent Developments."
/(8)/  Includes 27,039 shares subject to escrow.  See "Recent
       Developments."
/(9)/  Includes 5,200 shares subject to escrow.  See "Recent
       Developments."
/(10)/ Information provided as of May 23, 1997.
/(11)/ Includes 258,355 shares held individually by William M.
       Mayhall, 10,400 over which U.S. Trust Company of New Jersey as acts advisor with discretion and 12,500 shares held by U.S. Trust Company of New Jersey as trustee.
/(12)/ U.S. Trust Company of New Jersey serves as adviser with investment discretion.
/(13)/ Includes 280,314 held individually by Gerald E. Finsen, Jr.
/(14)/ Includes 8,000 shares transferred to the Margaret Mayhall
       Moore Foundation.
/(15)/ Includes 10,000 shares transferred to the Finsen Family
       Foundation.

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